                                                                      EXHIBIT 12

                          HARRAH'S ENTERTAINMENT, INC.

                             COMPUTATION OF RATIOS

                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                                        1999 (a)   1998 (b)   1997 (c)   1996 (d)   1995 (e)
                                                        ---------  ---------  ---------  ---------  ---------
RETURN ON REVENUES-CONTINUING
Income from continuing operations.....................  $ 219,503  $ 121,717  $ 107,522  $  98,897  $  78,810
Revenues..............................................  3,024,428  2,004,015  1,619,210  1,586,020  1,578,795
  Return..............................................        7.3%       6.1%       6.6%       6.2%       5.0%

RETURN ON AVERAGE INVESTED CAPITAL
Income from continuing operations.....................  $ 219,503  $ 121,717  $ 107,522  $  98,897  $  78,810
Add: Interest expense after tax.......................    121,846     72,707     48,233     43,187     56,650
                                                        ---------  ---------  ---------  ---------  ---------
                                                        $ 341,349  $ 194,424  $ 155,755  $ 142,084  $ 135,460
                                                        =========  =========  =========  =========  =========
Average invested capital..............................  $4,231,789 $2,426,028 $1,815,869 $1,619,880 $1,377,354
                                                        =========  =========  =========  =========  =========
  Return..............................................        8.1%       8.0%       8.6%       8.8%       9.8%
                                                        =========  =========  =========  =========  =========

RETURN ON AVERAGE EQUITY (f)
Income before extraordinary items.....................  $ 219,503  $ 121,717  $ 107,522  $  98,897  $  78,846
Average equity........................................  1,416,591    793,492    722,298    682,489    618,778
  Return..............................................       15.5%      15.3%      14.9%      14.5%      12.7%

RATIO OF EARNINGS TO FIXED CHARGES (g)
Income from continuing operations.....................  $ 219,503  $ 121,717  $ 107,522  $  98,897  $  78,810
Add:
  Provision for income taxes..........................    128,914     74,600     68,746     67,316     60,677
  Interest expense....................................    193,407    117,270     79,071     69,968     73,890
  Interest included in rental expense.................     10,801      9,718      7,692      7,663      6,738
  Amortization of capitalized interest................      1,359      1,444        606        763        580
  (Income) or loss from equity investments............     33,042      4,709       (473)      (473)        --
  Adjustment to include 100% of nonconsolidated,
    majority-owned affiliate (h)......................         --     12,254         --         --    (34,775)
                                                        ---------  ---------  ---------  ---------  ---------

Earnings as defined...................................  $ 587,026  $ 341,712  $ 263,164  $ 244,134  $ 185,920
                                                        =========  =========  =========  =========  =========

Fixed charges:
  Interest expense....................................  $ 193,407  $ 117,270  $  79,071  $  69,968  $  73,890
  Capitalized interest................................     13,118      2,526      6,860     11,025      3,636
  Interest included in rental expense.................     10,801      9,718      7,692      7,663      6,738
    Adjustment to include 100% of nonconsolidated,
      majority-owned affiliate (h)....................         --     12,071         --         --     56,652
                                                        ---------  ---------  ---------  ---------  ---------
Total fixed charges...................................  $ 217,326  $ 141,585  $  93,623  $  88,656  $ 140,916
                                                        =========  =========  =========  =========  =========

  Ratio of earnings to fixed charges..................        2.7        2.4        2.8        2.8        1.3
                                                        =========  =========  =========  =========  =========
COMPUTATION OF EBITDA AND ADJUSTED EBITDA
Income from continuing operations.....................  $ 219,503  $ 121,717  $ 107,522  $  98,897  $  78,810
Add/(less):
  Income tax provision................................    128,914     74,600     68,746     67,316     60,677
  Interest expense....................................    193,407    117,270     79,071     69,968     73,890
  Depreciation and amortization.......................    218,299    159,183    122,396    102,338     95,388
  Amortization of deferred finance charge.............     (4,459)    (4,866)    (3,021)    (3,151)    (3,626)
  Amortization of debt discounts and premiums.........        543         74        (12)       (21)       (53)
                                                        ---------  ---------  ---------  ---------  ---------

Earnings before interest, taxes, depreciation and
  amortization (EBITDA)(i)............................    756,207    467,978    374,702    335,347    305,086
Add/(less):
  Write-downs and reserves............................      2,235      7,474     13,806     52,188     93,348
  Project opening costs...............................     19,961     11,066     19,518      5,907        450
  Venture restructuring costs.........................       (322)     6,013      6,944     14,601         --
  Gains on sales of ownership interests in
    nonconsolidated affiliates........................    (59,824)   (13,155)   (37,388)        --    (11,773)
  Gain on sale of land................................         --     (6,607)        --         --         --
  Cancellation of management contract.................         --    (10,254)        --         --         --
  Costs in connection with Missouri initiative........         56      4,994         --         --         --
                                                        ---------  ---------  ---------  ---------  ---------
Adjusted EBITDA (i)...................................  $ 718,313  $ 467,509  $ 377,582  $ 408,043  $ 387,111
                                                        =========  =========  =========  =========  =========

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(a) 1999 includes $2.2 million in pretax charges for write-downs and reserves and $59.8 million gains on the sales of equity interests in nonconsolidated subsidiaries. 1999 also includes the financial results of Rio Hotel & Casino, Inc., from its January 1, 1999, date of acquistion.

                          HARRAH'S ENTERTAINMENT, INC.

                             COMPUTATION OF RATIOS

                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

(b) 1998 includes $7.5 million in pretax charges for write-downs and reserves and a $13.2 million gain on the sale of equity interests in a nonconsolidated subsidiary. 1998 also includes the financial results of Showboat, Inc., from its June 1, 1998, date of acquisition.

(c) 1997 includes $13.8 million in pretax charges for write-downs and reserves and a $37.4 million gain on the sale of equity in a New Zealand subsidiary.

(d) 1996 includes $52.2 million in pretax charges for write-downs and reserves, primarily related to write-downs of impaired long-lived assets and reserves for contingent liability exposure.

(e) 1995 includes $93.3 million in pretax charges for write-downs, primarily related to our New Orleans casino development project.

(f) Amounts for the period prior to the June 30, 1995, dividend of Promus Hotel Corporation common stock to the Company's stockholders reflect the impact of the financial position and results of operations for the discontinued hotel business in that period.

(g) As discussed in Note 12 to the Consolidated Financial Statements in the 1999 Harrah's Entertainment Annual Report, the Company has guaranteed certain third party loans in connection with its casino development activities. The above ratio computation excludes estimated fixed charges associated with these guarantees as follows: 1999, $6.2 million; 1998, $7.9 million; 1997, $7.8 million; 1996, $5.2 million; and 1995, $6.8 million.

(h) For purposes of computing this ratio, "earnings" consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less than 50% owned investments. "Fixed charges" include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for the Company's nonconsolidated majority-owned subsidiaries. Accordingly, 1994 and 1995 have been adjusted to include the financial results and fixed charges for Harrah's Jazz Company. For 1998, the computation of the ratio has been adjusted to include the financial results and fixed charges of the East Chicago partnership from its June 1, 1998, date of acquisition.

(i) Adjusted EBITDA consists of EBITDA (earnings before interest, taxes, depreciation and amortization) before write-downs, reserves and recoveries, project opening costs, venture restructuring costs, gains on sales of equity interests and nonoperating assets and provisions for settlement of litigation and related costs. EBITDA and adjusted EBITDA are supplemental financial measures used by management, as well as by industry analysts, to evaluate Harrah's operations. However, EBITDA and adjusted EBITDA should not be construed as an alternative to Income from operations (as an indicator of Harrah's operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles and presented in the Company's Consolidated Financial Statements. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented by our Company, may not be comparable to similarly titled measures presented by other companies.